EXHIBIT 4





MEMORANDUM OF AGREEMENT entered into at the City of Montreal, Province of Quebec as of the 1st day of December, 1997.

BY AND BETWEEN:   E. LEO KOLBER, Senator, of the City of Westmount, Province of
                  Quebec, therein residing at 100 Summit Circle,

                  (hereinafter referred to as the "Vendor")

AND: BOJIL EQUITIES, INC., a corporation incorporated under the laws of the British Virgin Islands, herein acting and represented by Citco B.V.I.

                  (hereinafter referred to as the "Purchaser")

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH;

1. The Vendor hereby sells, transfers and conveys to the Purchaser and the Purchaser hereby purchases from the Vendor, three million, five hundred and three thousand and ninety-two (3,503,092) common shares in the share capital of Cineplex Odeon Corporation (the "Purchased Shares") for a consideration of One Dollar and Sixty Cents ($1.60) per share, for an aggregate consideration of Five Million, Six Hundred and Four Thousand, Nine Hundred and Forty-Seven Dollars and Twenty Cents ($5,604,947.20) payable to the extent of:

     (a) One Hundred Thousand Dollars ($100,000), receipt whereof is hereby acknowledged; and

     (b) Five Million, Five Hundred and four Thousand, Nine Hundred and Forty-Seven Dollars and Twenty Cents ($5,504,947.20) by way of a demand promissory note.

          The Vendor hereby represents and warrants to the Purchaser the following:

     (a) that the Vendor is the beneficial owner of the Purchased Shares herein sold and which are free and clear of all liens, charges, pledges or other encumbrances of any kind, nature of description whatsoever;

     (b) that no person, firm or corporation has any agreement, option or right capable of becoming an agreement or option for the purchase of the of the Purchased Shares herein sold;

     (c) that the Vendor is a resident of Canada within the meaning of the Income Tax Act (Canada); and

     (d) that the Vendor has the full right, authority and capacity to enter into this agreement.


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3. The representations and warranties contained herein shall survive the execution of this present agreement and shall continue to remain in full force and effect.

4. The Purchase hereby acknowledges having taken cognizance of the Stockholders Agreement among LTM Holdings, Inc., Sony Pictures Entertainment Inc., Universal Studios, Inc., Charles Rosner Bronfman Family Trust, Charles R. Bronfman, E. Leo Kolber, Arnold M. Ludwick, Phyllis Lambert Foundation and 3096475 Canada Inc. dated as of September 30, 1997 and agrees to adhere thereto in accordance with the provisions of Section 4.5 thereof.

5. The Vendor shall, from time to time, at the purchasers request and without further consideration, execute such further instruments of conveyance and take such other actions as the Purchaser may reasonably require to convey and transfer more effectively to the Purchaser the Purchased Shares herein sold. The Vendor will furthermore sign all documents and do all things necessary to give effect to the present transaction.

6. The effective date of the present agreement shall be December 1, 1997.

7. This agreement shall be construed and interpreted in accordance with the laws of the Province of Quebec.

8. This agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors, administrators, representatives and assigns.

9. The parties acknowledge that they have requested and are satisfied that the foregoing be drawn up in English. Les parties aux presentes reconnaissent qu'elles ont exige que ce qui precede soit redige en Anglais et s'en declarent satisfaites.

     IN WITNESS WHEREOF, the parties hereto have executed the present agreement at the place hereinabove mentioned.



                             /s/
                             ---------------------------------------
                             E. LEO KOLBER




                             TORTOLA CORPORATION COMPANY LIMITED as authorized representative of BOJIL EQUITIES INC.




                             Per:  /s/_______________________________




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